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                                                                     EXHIBIT 9.1

                               VOTING AGREEMENT


     THIS VOTING AGREEMENT ("Agreement") is made on this 27th day of March, 1998, by and among U.S. OnLine Communications, Inc., a Delaware corporation ("Company"), U.S. OnLine Communications, L.L.C., a Washington limited liability company ("L.L.C."), Donald E. Barlow ("Barlow"), Robert G. Solomon ("Solomon"), and Aspen Online Investments, LLC ("Aspen"). L.L.C., Barlow, Solomon, and Aspen are collectively referred to in this Agreement as the "Shareholders."


                                 R e c i t a l s

     A. The Shareholders are entering into this Agreement in connection with a private placement of securities of the Company (the "Private Placement") as described in the Company's Private Placement Memorandum dated March 13, 1998 (the "Memorandum"). Unless otherwise defined in this Agreement, all capitalized terms are as defined in the Memorandum.

     B. Following the closing of that certain Asset Acquisition Agreement by and between L.L.C. and the Company, at the First Closing, the Shareholders will own shares of common stock of the Company ("Shares") constituting a majority of the outstanding Shares, assuming certain warrants are not exercised.

     C. The parties desire to enter into this Agreement to help ensure specific representation on the Board of Directors of the Company.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Voting Agreement. Each Shareholder agrees to vote all of the Shareholder's Shares (including Shares now owned, hereafter acquired, or authorized to vote by proxy), to effect the election of persons designated as provided below to the Company's Board of Directors (whether at a special meeting, at an annual meeting, or to fill a vacancy):

     1.1 Prior to any initial public offering ("IPO") of the common stock of the Company, Aspen shall have the right to designate two (2) persons to be elected to the Board of Directors of the Company; provided, however, that following closing of the IPO, Aspen shall have the right to designate one (1) person to be elected to the Board of Directors.

     1.2 L.L.C. shall have the right to designate one (1) person to be elected to the Board of Directors before and after any IPO.

2. Affiliates. Each Shareholder agrees to cause any affiliates controlled by the Shareholder to vote any Shares held by such person (including Shares now owned, hereafter acquired, or authorized to vote by proxy) to effect the election of persons designated as provided in Section 1 above.



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3.   Company's Efforts. The Company shall, at its expense, use its best reasonable best efforts (including, without limitation, the solicitation of proxies) to effect the election of the persons designated as provided in Section 1 above.

4. Removal. On all matters relating to the removal of directors of the Company, each Shareholder agrees to vote the Shareholder's Shares, and to cause any affiliate controlled by the Shareholder to vote any Shares held by such person, (including Shares now owned, hereafter acquired, or authorized to vote by proxy) to ensure that no director of the Company may be removed from the Company's Board of Directors without cause, except upon the prior authorization or request, by vote or written consent, of the party that, pursuant to Section 1 of this Agreement, designated the director sought to be removed. Upon removal of a director for cause, the party that designated such director shall have the right to designate a replacement director in accordance with Section 1 of this Agreement.

5. Change in Size of Board. The parties agree to take all actions necessary to prevent a change in the size of the Board of Directors of the Company.

6. Term. This Agreement shall be effective upon consummation of the final closing of the Private Placement and shall terminate upon the earlier of: (a) the written agreement of all Shareholders (including assignees) who hold Shares at the time the parties seek to terminate the Agreement or (b) three (3) years from the date of this Agreement.

7.   Miscellaneous.

          7.0.1 Legend Requirement. During the term of this Agreement, all certificates evidencing the Shares held by the Shareholders shall bear the following legend (in addition to any other legends required by law or agreement):

          THESE SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT, AS MAY BE AMENDED, A COPY OF WHICH WILL BE FURNISHED BY THE COMPANY TO A HOLDER OR PURCHASER HEREOF UPON WRITTEN REQUEST.

          7.0.2 Specific Enforcement. The parties acknowledge and agree that the parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or were otherwise breached. Accordingly, it is agreed that each party to this Agreement is entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which the parties may be entitled at law or in equity.

     7.1 Assignment. This Agreement shall inure to the benefit of and be binding upon



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the respective executors, administrators, heirs, successors, and assigns of the parties.

     7.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware excluding those laws that direct the application of the laws of another jurisdiction.

     7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original (including signatures sent by facsimile), but all of which together shall constitute one and the same instrument.

     7.4 Notices. Notice to parties shall be sent to the addresses listed on the execution page. Any notice required or permitted under this Agreement shall be given in writing and shall be conclusively deemed effectively given: (a) upon delivery if delivered personally or by courier, (b) when actually received, as evidenced by written or printed acknowledgment of receipt, if delivered by telex or facsimile, or (c) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid.

     7.5 Enforceability; Severability; Further Assurances. The parties agree that each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement. The parties shall take all other actions and sign such other documents as shall be reasonably necessary to make effective and enforceable the intent of this Agreement.

     7.6 Costs of Enforcement. If any party to this Agreement seeks to enforce his, her or its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees, including any such fees incurred upon appeal.

     7.7 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes any and all prior negotiations, oral discussions, correspondence, understandings and agreements between the parties regarding its subject matter. This Agreement may be amended or modified only by a written instrument executed by each of the Shareholders (including assignees) who hold Shares at the time the parties seek to amend the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.



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COMPANY:                                U.S. ONLINE COMMUNICATIONS, INC.


                                        By:
                                            ------------------------------------
                                            Robert G. Solomon
                                            Chief Executive Officer

                                        Address:
                                        U.S. OnLine Communications, Inc.
                                        8307 Shoal Creek Blvd.
                                        Austin, TX 78757
                                        Tel:(512) 451-8765
                                        Fax:(512) 451-8732


L.L.C.:                                 U.S. ONLINE COMMUNICATIONS, L.L.C.
                                        A Washington limited liability


                                        By:
                                            ------------------------------------
                                            Robert G. Solomon
                                            Chief Executive Officer

                                        Address:
                                        U.S. OnLine Communications, L.L.C.
                                        1201 Third Avenue, Suite 5400
                                        Seattle, Washington 98101
                                        Tel:(206) 622-9900
                                        Fax:(206) 628-8031


BARLOW:                                 DONALD E. BARLOW,
                                        an Individual



                                        Donald E. Barlow

                                        Address:



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                                        Tel:
                                             -----------------------------------

                                        Fax:
                                             -----------------------------------












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SOLOMON:                                ROBERT G. SOLOMON,
                                        an Individual


                                        Robert G. Solomon

                                        Address:
                                        U.S. OnLine Communications, L.L.C.
                                        1201 Third Avenue, Suite 5400
                                        Seattle, Washington 98101
                                        Tel:(206) 622-9900
                                        Fax:(206) 628-8031


ASPEN:                                  ASPEN ONLINE INVESTMENTS, LLC


                                        By:

                                        Its:

                                        Address:
                                        Aspen Onlline Investments, LLC
                                        2757 44th Street, SW
                                        Suite 306
                                        Grand Rapids, Michigan 49509
                                        Tel: (616) 531-9100
                                        Fax: (616) 531-9141












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